UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2015

ROCK CREEK PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-15324 (Commission File Number)	52-1402131 (IRS Employer Identification No.)

2040 Whitfield Avenue, Suite 300

Sarasota, Florida 34243

(Address of principal executive offices, including zip code)

844-727-0727

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 2, 2015, the Board of Directors of Rock Creek Pharmaceuticals, Inc. (the “Company”) received an email (the “Resignation Message”) from Edward J. McDonnell notifying the Company of Mr. McDonnell’s resignation from his position on the Board of Directors over a disagreement regarding the Company’s drug development regulatory strategy. A copy of the Resignation Message is attached to this report as Exhibit 17.1. The resignation was effective as of April 2, 2015.

As indicated in the Resignation Message, Mr. McDonnell disagreed with the Company’s decision to conduct a clinical trial in the United Kingdom (UK) without first resolving the FDA clinical hold on the Company’s proposed U.S. clinical trial. The Company’s decision to proceed with the UK clinical trial was made after authorization from both the Medicines and Healthcare Products Regulatory Agency (MHRA) and an independent Ethics Committee following review of all information relevant to the safety and potential efficacy of anatabine citrate. The information reviewed included results from several additional preclinical toxicology studies conducted after receipt of the FDA’s clinical hold letter in August 2014. As such, the Company believes that the commencement of clinical trials in the UK was appropriate and in accordance with all applicable rules and regulations. The Company believes that it is also of relevance that the FDA authorized an investigator-initiated IND (as filed by a third party) to test the Company’s compound in human subjects in 2012. Set forth in Item 8.01 of this Form 8-K is a clinical development update setting forth additional detail.

As a result of Mr. McDonnell’s resignation, Mr. McDonnell will not be reelected as a director of the Company at the annual stockholder meeting to be held on April 10, 2015 even if he receives a sufficient number of votes for reelection.

In accordance with the requirements of Item 5.02 of Form 8-K, the Company has provided Mr. McDonnell with a copy of the disclosures that it is making in response to this Item 5.02 no later than the date of filing of this report with the Securities and Exchange Commission (“SEC”). The Company will provide Mr. McDonnell with the opportunity to furnish the Company, as promptly as possible, with a letter addressed to the Company stating whether Mr. McDonnell agrees with the statements made by the Company in response to this Item 5.02 and, if not, stating the respects in which he does not agree. The Company will file any letter received by the Company from Mr. McDonnell with the SEC as an exhibit by an amendment to this report within two business days after receipt by the Company.

Item 8.01.	Other Events.

Clinical Development Update.

The Company’s multi-part UK clinical trial is continuing, and the Company has completed recruitment (in Part 1) and initial human dosing. Following data collected from administration of three formulations, there have not been any safety concerns, and pharmacokinetic analysis is ongoing.

The Company’s Investigational New Drug (IND) application in the United States remains on clinical hold as of the date of this Form 8-K. On April 1, 2015, the Company’s Board of Directors learned that an IND clinical hold response was prematurely submitted on behalf of the Company to the FDA without the knowledge of key members of Company management nor a majority of the Company’s board of directors. On March 20, 2015, the FDA responded to such filing by continuing the clinical hold because of deficiencies in the clinical hold response. The Company will carefully review the submitted IND clinical hold response and the FDA’s comments and coordinate those finding with its overall strategy of completing early phase human trials in Europe. These critical human data may be utilized for subsequent U.S. regulatory filings.

The Company’s board of directors has authorized an independent inquiry into the premature IND clinical hold response filing in February 2015 and has placed Dr. Christopher Chapman on paid administrative leave pending the completion of that inquiry. However, as of the date of this Form 8-K, the Company has not concluded that Dr. Chapman or any other person has taken any improper action.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

17.1	Email, dated April 2, 2015, from of Edward J. McDonnell resigning from the Board of Directors of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCK CREEK PHARMACEUTICALS, INC.

By:	/s/ Michael J. Mullan
Michael J. Mullan
Chairman of the Board and Chief Executive Officer

Date: April 8, 2015